UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2007

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events
     APS General Rate Case and Power Supply Adjustor
     On June 19, 2007, the Arizona Corporation Commission (the “ACC”) voted to approve, with certain modifications, the recommended order of the ACC administrative law judge (“ALJ”) in connection with (a) Arizona Public Service Company’s (“APS”) general retail rate case and (b) APS’ application to recover through a surcharge approximately $45 million of deferrals, plus accrued interest, under its power supply adjustor (“PSA”) related to unplanned 2005 Palo Verde outages. See “ALJ Recommended Order” in Note 5 of Notes to Condensed Consolidated Financial Statements in the Pinnacle West Capital Corporation/APS Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 (“Note 5”) for additional information regarding the recommended order. The following discussion addresses key aspects of the ACC decision. The ACC is expected to issue a written order reflecting the decision in the near future.
     The ACC decision will result in a net retail rate increase of 6.8% for APS. The decision includes a 15.1% base rate increase effective July 1, 2007, which will be partially offset by the concurrent termination of the interim PSA adjustor that represented an 8.3% increase. The interim PSA adjustor was approved May 1, 2006 to recover a portion of APS’ fuel and purchased power costs deferred under the PSA; accordingly, the interim adjustor did not affect earnings. See “Interim Rate Increase” in Note 5 for additional information regarding the interim PSA adjustor.
     The ACC decision increases APS’ annual retail base revenues by approximately $322 million (15.1%) which includes a fuel-related increase of approximately $315 million and non-fuel related increases of approximately $7 million. The base rate increase is premised on a return on equity of 10.75%; a 45%/55% long-term debt/common equity capital structure; a weighted-average cost of capital of 8.32%; an original cost rate base of $4.4 billion; and a base rate for fuel and purchased power costs of $0.0325 per kilowatt-hour (“kWh”) (the “Base Fuel Rate”).
     The ACC decision approves various modifications to the PSA, effective July 1, 2007. The modified PSA will now use a forward-looking estimate of fuel and purchased power costs (instead of historical deferred costs) to set an annual adjustor rate that will be reconciled to actual costs experienced for each PSA Year (February 1 through January 31). The PSA will include (a) a “Forward Component,” under which APS will recover or refund differences between expected PSA Year fuel and purchased power costs and those embedded in the Base Fuel Rate; (b) an “Historical Component,” under which the differences between the PSA Year’s actual fuel and purchased power costs and those recovered through the combination of the Base Fuel Rate and the Forward Component are recovered during the next PSA Year; and (c) a “Transition Component” under which APS may seek mid-year PSA changes due to large variances between actual fuel and purchased power costs and the combination of the Base Fuel Rate and the Forward Component. The Base Fuel Rate established in the decision reflects projected 2007 fuel and purchased power costs. As a result, the “Forward Component” for the PSA Year ending January 31, 2008 will be zero. The decision also provides that the PSA adjustor that took effect on February 1, 2007 ($0.004 per kWh), and that was scheduled to expire on January 31, 2008, will remain in effect as long as necessary after January 31, 2008 to collect an additional $46 million of fuel and purchased power costs deferred as a result of the mid-year implementation of the new Base Fuel Rate.
     Other changes to the PSA include the following: (a) the 90/10 sharing arrangement under which APS absorbs 10% of retail fuel and purchased power costs above the Base Fuel Rate and retains 10% of the benefit below the Base Fuel Rate has been modified to exclude certain costs, including renewable energy resources and the capacity components of long-term purchase power agreements acquired through competitive procurement; (b) the cumulative plus or minus $0.004 per kWh limit from the base fuel amount over the life of the PSA was eliminated, while the maximum plus or minus $0.004 per kWh limit to changes in the adjustor rate in any one year remains in effect; and (c) there is not an annual limit on the amount of fuel and purchased power costs that may be recovered through base rates and the PSA.
     The ACC did not adopt APS’ recommendations related to accelerated depreciation, inclusion of construction work in progress in rate base, and an “attrition adjustment”.
     The ACC decision related to the PSA cost deferrals for unplanned 2005 Palo Verde outages (a) disallows approximately $14 million, including accrued interest, ($8 million after income taxes) of such deferrals and (b) approves APS’ recovery of the balance of such deferrals (approximately $34 million, including accrued interest) through a temporary PSA surcharge over a twelve-month period effective July 1, 2007. The decision also requires APS and the ACC staff to develop a set of “nuclear performance standards” for the ACC to consider in a separate proceeding.
     The decision approves an environmental improvement surcharge (“EIS”) to recover capital costs incurred for environmental improvements made by APS in compliance with federal and state laws or regulatory requirements. The EIS will be set initially at $0.00016 per kWh designed to produce approximately $4.5 million cash per year until further order of the ACC.
     Following the ACC’s issuance of a written order in this matter, each party to the proceeding will have twenty days to file a motion for reconsideration of the order.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: June 20, 2007	By:	/s/ Donald E. Brandt
Donald E. Brandt
Executive Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: June 20, 2007	By:	/s/ Donald E. Brandt
Donald E. Brandt
President and Chief Financial Officer

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